Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-226795 and 333-232593) on Form S-3 and registration statements (Nos. 333-227722 and 333-256164) on Form S-8 of our reports dated February 19, 2025, with respect to the consolidated financial statements of Magnolia Oil & Gas Corporation and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Houston, Texas
February 19, 2025